Exhibit 99.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT dated 11 March 2010 (this “Agreement”) has been entered into by and between:

A.	Man Sang International (B.V.I.) Limited, which is registered in the British Virgin Islands with its head office situated at Suites 2208-14, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong. (thereinafter referred to as “Man Sang”); and

B.	Mr. Wang Lin Hui, at Suite 1601, Beverly House, 8193-107 Lockhart Road, Wanchai, Hong Kong (hereinafter referred to as “Consultant”).

WHEREAS:-

Man Sang wishes to engage Consultant to provide advice on financial analysis and modeling, structuring and negotiating a strategic transaction, and Consultant has agreed to provide such services on an exclusive basis to Man Sang upon the terms and conditions hereinafter set out. NOW IT IS HEREBY AGREED by and between the parties hereto as follows:-

1.	The Services

In consideration of the shares issuable to Consultant pursuant to the terms and conditions hereinafter contained, Consultant hereby agrees that it will provide to Man Sang the services set forth in Section 2 hereof (such services being hereinafter collectively called “the Services”).

2.	Scope of the Services

Consultant will act as the strategic transaction Consultant to Man Sang, subject to extension by mutual agreement in writing. Consultant will:

(A)	together with other professional advisers of Consultant, provide Man Sang with assistance in acquiring China Metro-Rural Limited, a British Virgin Islands company (the “Acquisition”);

(B)	provide financial data and models to Man Sang’s management and Board of Directors in connection with such Acquisition;

(C)	regularly report on the status of the services Consultant is providing to Man Sang;

(D)	Assist with Man Sang’s due diligence with respect to the Acquisition; and

(E)	Perform additional services related to the foregoing.

3.	Basis of Remuneration

The basis of Consultant’s remuneration for the Services shall be as follows:

(i)	Contingent upon the completion of the Acquisition, Man Sang will issue Consultant 300,000 ordinary shares of Man Sang, US$0.001 par value per share (the “Shares”), which shares shall be issued pursuant to a Registration Statement on Form S-8 filed by Man Sang with the Securities and Exchange Commission, provided that (i) Consultant shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of the Services pursuant to this Agreement, (ii) Consultant agrees to accept exclusive liability for complying with all applicable federal, state and local laws governing self-employed individuals, including, without limitation, obligations such as the payment of taxes, social security, disability and other contributions based on the transactions contemplated by this Agreement, and (iii) Consultant hereby agrees to indemnify, hold harmless and defend Man Sang from and against any and all such taxes and contributions, as well as any penalties and interest arising therefrom.

(ii)	All the reasonable and undisputed expenses incurred, such as transportation, mail, copy and fax charges, etc., shall be reimbursed to Consultant by Man Sang within 30 days of receipt of the related invoices.

4.	Undertakings and Acknowledgement

(A)	Man Sang will not enter into any agreement, commitment or understanding (whether legally binding or not) with any person which may directly or indirectly affect or be relevant in connection with the Services without previously informing Consultant.

(B)	Man Sang or any of its affiliates will not publish, or arrange for the publication of, any document or announcement in relation to or having any material effect on the Services, without the prior consent of Consultant, which consent shall not be unreasonable withheld, conditioned or delayed by Consultant.

(C)	Each party agrees that any advice, written or oral, provided by Consultant to Man Sang and any information, written or oral, provided by Man Sang to Consultant pursuant to the terms of this letter, will be solely for the purpose of and in connection with the Services and is not to be used, circulated, quoted or otherwise referred to or publicly filed or disclosed for any other purpose, except in each case with the provider’s prior written consent.

(D)	Consultant shall comply with any applicable legal or regulatory requirements.

5.	Confidentiality

Consultant undertakes to keep confidential any information which is provided to it by Man Sang and which is not publicly available and not to disclose such information to third parties, otherwise than in accordance with the Man Sang’s prior written instructions. Consultant agrees not to use any information which is provided to it by Man Sang other than in connection with Consultant’s performance of the Services unless expressly authorized in writing by Man Sang. Disclosure will be permitted as required by law or any relevant regulatory authority and Consultant shall to the extent required by law or any relevant authority, be entitled to disclose any information known to Consultant, and/or to produce any documents, relating to the Man Sang’s business or affairs. Where possible, before making any required disclosure, Consultant will use his best efforts to notify Man Sang to provide the opportunity for Man Sang to contest such disclosure by lawful means.

6.	Indemnity

Man Sang shall indemnify Consultant against all claims, actions, proceedings, investigations, demands, judgments and awards (together “Claims”) which may be instituted, made, threatened or alleged against or otherwise involve Consultant, and against all losses, liabilities, damages, costs, charges and expenses (together “Losses”) which may be suffered or incurred by Consultant, in connection with or arising out of the Services rendered or duties performed by Consultant under this Agreement except where the Claims and Losses have arisen as a result of gross negligence or willful misconduct of Consultant or of Consultant’s professional advisors or agents.

7.	Entire Agreement

This Agreement and all other documents referred to herein constitute the entire Agreement of the parties hereto with respect of the subject matter hereof and shall supersede any prior Expressions of intent or understanding with respect to this transaction. This Agreement may be amended only by instrument in writing signed by both parties hereto.

8.	Term

This Agreement, unless renewed or extended in writing by another parties, shall expire two months from the date hereof.

9.	Notices

(A)	All notices that are required or which may be given pursuant to this Agreement shall be either hand delivered or mailed by prepaid registered mail to the following addresses or such other addresses and persons as either party hereto may from time to time notify in writing to the other

To: Man Sang International (B.V.I.) Limited

2208-14, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong

To: Wang Lin Hui

Suite 1601, Beverly House, 8193-107 Lockhart Road, Wanchai, Hong Kong.

Any such notice shall (subject to sub-clause (B) hereof) be either delivered by hand or sent by registered mail and is so sent shall be deemed to have been given on the date of its receipt at the address to which such notice is no directed regardless of any other date that may appear thereon. Any such notice shall be deemed to have been received in the absence of evidence to the contrary six (6) days after deposit in the mail.

(B)	(i) Any notice may be given or made by facsimile

(ii)	Any notice by facsimile shall be deemed to have been received when dispatched provided that if the date and time of dispatch is not during normal business hours on a business day in the country of the party to whom such notice is sent it shall be deemed to have been received at the time of the opening of the normal business hours on the next following business day in the country to which the facsimile has been sent.

10.	Validity

If any one or more of the provisions contained in this Agreement or any document in connection herewith shall be invalid illegal or unenforceable in any respect under any applicable law the validity legality and enforceability of the remaining provisions contained herein shall not in any way be effected or impaired. Any such invalidity illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.	Counterparts

This Agreement may be signed in any number of counterparts and any single counterpart or a set of counterparts signed in either case by all parties hereto shall constitute a full and original Agreement for all purposes.

12.	Survival of Provisions

All Agreements representations and warranties (including Clause 4 and 5) made herein shall survive the execution and delivery of this Agreement.

13.	Headings

The Headings set forth in this Agreement are for the purpose of identification only and do not form part of this Agreement.

14.	Legality

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. The provisions thereof shall inure to the benefit of and be binding upon the successors and assignees of Man Sang and Consultant.

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Signed by Cheng Chung Hing Ricky Duly authorized for and on behalf of MAN SANG INTERNATIONAL (B.V.I) LIMITED	) ) ) )	/s/ Cheng Chung Hing Ricky

Signed by WANG LIN HUI	) ) )	/s/ Wang Lin Hui

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